Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, CEO and President
October 29, 2009
FINAL

Thank you James, and good morning everyone.

We continue to make progress in confronting a variety of challenges associated with the recession. We are seeing benefits of our efforts to diversify our portfolio of businesses. Our flexibility, backlogs and strong liquidity are also proving to be assets as we navigate through the current downturn.

We continue to be highly focused on liquidity. During the 3rd quarter, we made significant progress in strengthening our balance sheet. As James mentioned, we had $545 million of unrestricted cash and total liquidity of approximately $1 billon at the end of the 3rd quarter.

Our success in diversifying our portfolio during the past decade has helped us offset the current losses in our Rail Group. The diversification of our revenue and operating profit along with our strong liquidity is providing us the ability to think strategically while our Rail Group navigates through the trough of its cycle.

Timing plays an extremely important role at this stage of the business cycle. During recessions, there is a tendency for buyers of capital goods to carefully time the placement of their orders. They monitor economic conditions closely, trying to place orders at the bottom of the cycle to get the best pricing. Inquiries for orders can sit dormant for months until buyers feel the timing is right. When an order surfaces our customers usually want their products as soon as possible. Other times customers can request delays in existing orders for a variety of reasons.

These actions create an air of uncertainty pertaining to demand for our products. Our businesses are doing a great job of quickly flexing and adjusting as demand shifts and changes. Our Rail Group received orders in the 3rd quarter which allowed them to recall some employees. Our barge business was able to obtain enough orders to stabilize its backlog. Our wind towers business rescheduled production in the 3rd quarter in order to accommodate customers.

We know how to operate in fluctuating markets and I am highly confident in our ability to successfully navigate through this stage of the cycle. The uncertainty makes it very difficult for us to provide financial guidance for 2010. As a result we are limiting our guidance to the fourth quarter of 2009.

A few of our businesses have seen some signs that demand is improving. Our businesses that produce construction products are seeing the most positive signs. Despite heavy rain in the southern part of the United States, our Construction Products Group maintained its positive momentum throughout the 3rd quarter. Our Highway Products business has received a good flow of inquiries and orders during the past two quarters.

During the winter months this business normally slows down as do the rest of the businesses in our Construction Products Group. Although this Group is relatively stable, we expect it to have lower than normal profitability until the overall economy improves.

The recession is continuing to have a major impact on our railcar manufacturing businesses. We anticipate an extended downturn in this business. Our Rail Group’s revenue has continued to decline and we expect shipment volumes to continue to decrease until they become aligned with order levels. Fortunately, our efforts to develop an integrated manufacturing, leasing and services model reached critical mass before the recession occurred. Steve will provide more information on the Rail Group during his comments.

Our Barge business performed well during the 3rd quarter. Our barge business has a base load of orders for 2010 and is working on additional orders. Our barge personnel continue to do a good job maintaining productivity. Our barge orders have lower margins than our current production, reflecting the softness of the market. As a result, we continue to expect profitability to decrease in the barge business during the next few quarters.

Our Energy Equipment Group’s 3rd quarter profit reflected a decrease in production stemming from customer requests to defer deliveries. Orders for new wind towers picked up slightly during the 3rd quarter. Our order backlog for wind towers extends through 2011. We are optimistic that new orders will increase as a result of wind farm financing included in the stimulus bill. It remains difficult to precisely predict when this will occur.

At this point, I am pleased with Trinity’s overall position and financial strength given the state of the general economy. We are continuing to weather the recession much better than we did during the last economic downturn in 2002. In fact at the end of the 3rd quarter in 2002 we had $15 million in cash and total liquidity of $264 million compared to $545 million in cash today and more than $1 billion in total liquidity.

We have been working for years to position ourselves to remain very competitive in a variety of economic scenarios. Our success during the third quarter reflects the talents of our people; the diversification of our businesses; our emphasis on highly efficient manufacturing; and the strength of our market leadership positions.

Challenging economic conditions are never pleasant, but we are fortunate to be well positioned. We are a very flexible company and we have proven our ability to respond quickly to challenges and opportunities. During down cycles, we have historically strengthened our portfolio of businesses and we believe there are opportunities to do so during this cycle. We are watching closely for opportunities while simultaneously keeping an eye on our businesses and our costs.

I’ll now turn it over to Steve Menzies for his comments.